As filed with the Securities and Exchange Commission on December 9, 2003
Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NETMEASURE TEHCNOLOGY INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	86-0914695
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12A - 1950 Government Street
Victoria, British Columbia V8T 4N8
(Address of Principal Executive Offices) (Zip Code)

DIRECTORS, OFFICERS AND EMPLOYEES 2003 STOCK OPTION
AND STOCK AWARD PLAN
(Full Title of the Plan)

W. SCOTT LAWLER, ESQ.
1530 9th Avenue, S.E.
Calgary, Alberta T2G 0T7
(Name and Address of Agent for Service)

403-693-8014

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, no par value per share	1,200,000	$0.05	$60,000	$4.85
Total	1,200,000	$0.05	$60,000	$4.85

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share and the proposed maximum offering price have been calculated on the basis of the set exercise price for the shares under the Option Plan as filed as an Exhibit to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by NetMeasure Technology Inc., ("NetMeasure" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

    The audited consolidated financial statements of the Registrant contained in the Registrant's Annual Report on Form 10-KSB, for the period ending December 31, 2002, filed on May 22, 2003, by the Registrant under Section 13(a) or 15(d) of Securities Exchange Act of 1934 (the "Exchange Act").

    The Registrant's Quarterly Reports on Form 10-QSB for the Quarterly Period ended March 31, 2003, June 30, 2003 and September 30, 2003 (File No 000-27675).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extend that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements of the Registrant as of December 31, 2002, have been incorporated by reference in this Registration Statement in reliance upon the report of Grant Thornton LLP, independent certified chartered accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. To the extent that Grant Thornton LLP audits and reports on financial statements of the Registrant issued at future dates, and consent to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

Item 4. Description of Securities.

The Registrant's common stock is subject to the reporting requirements of the Securities Exchange Act of 1934. The Registrant's authorized capitalization is 100,000,000 shares of common stock, $0.001 par value, of which 407,696 shares of common stock are issued and outstanding as of December 8, 2003.

Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel

W. Scott Lawler, Esq., who is currently serving as securities counsel for the Registrant, will also be receiving 150,000 shares of the Registrant's common stock under this Form S-8 Registration Statement for legal services actually rendered to the Registrant

Item 6. Indemnification of Directors and Officers

The Nevada General Corporation Law requires NetMeasure to indemnify its officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. NetMeasure's Articles of Incorporation eliminate personal liability of directors and officers, to NetMeasure or its stockholders, for damages for breach of their fiduciary duties as directors or officers, except for liability (i) for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law, or (ii) for the unlawful payment of dividends.

In addition, NetMeasure's Bylaws provide that NetMeasure shall indemnify, to the fullest extent authorized or permitted by law, its officers and directors for any liability including the reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the Corporation.

The Registrant has not, as of this time, obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

The Registrant has not entered into any indemnification agreements with any of its current or past directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits
Exhibit Number	Description
5.1	Opinion of W. Scott Lawler, Esq.

23.1	Consent of W. Scott Lawler, Esq (included in Exhibit 5.1 to this Registration Statement

23.2	Consent of Grant Thornton LLP

24.	Powers of Attorney (included on page 6)

99.1	Year 2003 Directors, Officers and Employees Stock Option and Stock Award Plan

Item 9. Undertakings

  The undersigned Registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      To reflect in the prospectus any facts or event arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set for the in the Registration Statement;

      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Seciton 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defencse of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Canada on the 8th day of December, 2003.

NETMEASURE TECHNOLOGY INC.
(Registrant)

/s/ Peter Laipnieks
By: Peter Laipnieks
Title: President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Peter Laipnieks and W. Scott Lawler, Esq., as true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirmation all which said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, who constitute the entire board of directors.
Signature /s/ Peter Laipnieks Peter Laipnieks	Capacity President and Member of the Board of Directors	Date December 8, 2003

EXHIBIT INDEX
Exhibit Number	Description
5.1	Opinion of W. Scott Lawler, Esq.

23.1	Consent of W. Scott Lawler, Esq (included in Exhibit 5.1 to this Registration Statement

23.2	Consent of Grant Thornton LLP

24.	Powers of Attorney (included on page 6)

99.1	Directors, Officers and Employees Stock Option and Stock Award Plan